EXHIBIT 16.1



March 15, 2005



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:   Interplay Entertainment Corp.
      Commission File No. 0-24363


We have read the statements that we understand Interplay Entertainment Corp. will include in Item 4.01 of the Form 8-K report it will file regarding the recent change of independent registered public accounting firm. We agree with such statements made insofar as they relate to Squar Milner, except for the following:

Squar Milner resigned on February 8, 2005 as evidenced by a formal resignation letter sent to the Company's Board of Directors on such date via email and U.S. mail. Additionally, Squar Milner properly notified the Securities and Exchange Commission five days later on February 13, 2005 of such resignation. The Chairman of the Company's audit committee requested a meeting held on March 10, 2005 to discuss such resignation and the material weakness reportable event matter and such meeting did not constitute a new resignation date.

With respect to item 4.01 (a) (i) of the aforementioned Form 8-K, we disagree with such statement in its entirety. As stated above, such resignation took place on February 8, 2005.

With respect to items 4.01 (a) (iv) and (v) of the aforementioned Form 8-K, we disagree with the date of March 11, 2005 and such date should be the date of our resignation on February 8, 2005.

We have no basis to agree or disagree with any other statement made in Item 4.01 of such Form 8-K report.

Sincerely,

/S/ SQUAR, MILNER, REEHL & WILLIAMSON, LLP
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    Squar, Milner, Reehl & Williamson, LLP


Newport Beach, California